Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into this ____ day of April, 2008, by and among Rick’s Cabaret International, Inc., a Texas corporation (“Rick’s), its wholly owned subsidiary, RCI Entertainment (Las Vegas), Inc., a Nevada corporation (the “Purchaser”), DI Food and Beverage of Las Vegas, LLC, a Nevada limited liability company (“DI Food” or “Seller”) and Harold Danzig (“Danzig”), Frank Lovaas (“Lovaas”) and Dennis DeGori (“DeGori”), who are all members of DI Food.  Messrs. Danzig, Lovaas and DeGori are hereinafter collectively referred to herein as “Members”.

WHEREAS, DI Food presently owns and operates an adult entertainment cabaret known as “SCORES” (the “Business” or “SCORES”) located at 3355 Procyon Street, Las Vegas, Nevada 89102 (the “Real Property” or the “Premises”); and

WHEREAS, DI Food presently has an option to purchase the Real Property where SCORES is located; and

WHEREAS, the Members own 100% of the membership interest of DI Food (the “Membership Interest”); and

WHEREAS, DI Food desires to sell, transfer and convey all of the assets owned by it which are associated or used in connection with the operation of SCORES to the Purchaser, on the terms and conditions set forth herein; and

WHEREAS, the Purchaser desires to purchase the assets from DI Food on the terms and conditions set forth herein; and

WHEREAS, DI Food and the Purchaser desire to enter into an Option Agreement pursuant to which either party may exercise the option to purchase the Real Property where SCORES is located (the “Option Agreement”); and

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF THE ASSETS

Section 1.1  Assets of Seller to be Transferred to Purchaser.  On the Closing Date (as defined in Section 4.1 hereof), and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, transfer and assign, or cause to be sold, conveyed, transferred and assigned to Purchaser free and clear of all liens and encumbrances, and Purchaser shall acquire all of the tangible and intangible assets and personal property of every kind and description and wherever situated of the business of SCORES from the Seller, including but not limited to, the following personal property of the Seller:

(i)
all of the tangible and intangible assets and personal properties of every kind and description and wherever situated of the business of SCORES, including, without limitation, inventories, furniture, fixtures, equipment (including office and kitchen equipment), computers and software, appliances, sign inserts,  sound and lighting and telephone systems not incorporated into the building, telephone numbers, and other personal property of whatever kind and nature owned or leased by Seller, installed, located, situated or used in, on, or about, or in connection with the operation, use and enjoyment of the Premises and all other items on the subject Premises and used in connection with the operation of SCORES;

(ii)	all of Seller's inventory of supplies, accessories and any and all other items of personal property of whatever nature, sold by the Seller in the operation of SCORES (the "Inventory");

(iii)	all supplies (other than Inventory) and other "consumable supplies" used in connection with the operation of SCORES (the "Supplies");

(iv)	all of Seller's right, title, and interest, as lessee, of any and all equipment leased by Seller and located at SCORES (the "Leased Equipment");

(v)
all right, title, and interest of Seller to the use of the telephone numbers presently being used by the Business, including all rotary extensions thereto, and all advertisements in the "Yellow Pages", "City Directory" and other similar publications (the "Telephone Numbers") and after the Closing, Purchaser shall assume all expenses for the Telephone Numbers and advertising;

(vi)
copies of Seller's lists of suppliers, and any and all of books, records, papers, files, memoranda and other documents relating to or compiled in connection with the operation of SCORES which are requested by Purchaser (the "Records"); and

(vii)
to the extent transferable, any and all necessary permits and authorizations which are needed to conduct an adult entertainment business serving alcoholic beverages at SCORES which the Seller has the right to transfer and convey, including its sexually oriented business permit and license and all other licenses, consents, authorizations, accreditations, waivers and approvals (together with all government filings pertaining thereto), however designated, establishes, maintained or renewed and issued evidencing or authorizing the Seller, Seller’s agent(s) or nominee(s) for the purpose of engaging in the business and/or operation of an adult cabaret nightclub business, gaming facility, restaurant, bar, lounge, sale of liquor or any other business currently operating or capable of being operated on the Premises however characterized.

All of the items set forth in this Section 1.1 are collectively referred to as the “Purchased Assets”.

Section 1.2  Excluded Assets.  Specifically excluded from the Purchased Assets are the corporate seals, books, accounting records and records related to corporate governance of the Seller and those assets listed on Exhibit 1.2 (hereinafter collectively referred to as the “Excluded Assets”).

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Section 1.3  Intent of the Parties.  Although the Exhibits to this Agreement are intended to be complete, in the event such Exhibits fail to contain the description of any asset belonging to Seller which is used solely for the business of SCORES, such assets shall nonetheless be deemed transferred to Purchaser at the Closing.

ARTICLE II
NO ASSUMPTION OF LIABILITIES

Section 2.1  Excluded Liabilities.  Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall have no obligation and is not assuming, and Seller shall retain, pay, perform, defend and discharge all of the liabilities and obligations of every kind whatsoever related or connected to the Purchased Assets or the business of SCORES arising or accruing prior to the Closing Date, whether disclosed or undisclosed, known or unknown on the Closing Date, direct or indirect, absolute or contingent, secured or unsecured, liquidated or unliquidated, accrued or otherwise, whether liabilities for taxes, liabilities of creditors, liabilities arising under any profit sharing, pension or other benefit under any plan of Seller, liabilities to any Governmental Agency (as hereinafter defined) or third parties, liabilities assumed or incurred by Seller by operation of law or otherwise (collectively, the “Excluded Liabilities”), including, but not limited to, (i) contractual liabilities arising from SCORES’ business or ownership of the Purchased Assets prior to the Closing Date, and (ii) any taxes owing by Seller, whether occurring before or after Closing and whether related to the business of SCORES, the Purchased Assets or otherwise and any Liens on the Purchased Assets relating to any such taxes.

Section 2.2  Taxes.  Seller shall pay when due any sales, transfer, excise, or other taxes which may be imposed in any jurisdiction in connection with or arising from the sale and transfer of any of the Purchased Assets to Purchaser.

Section 2.3  Bulk Sales Laws.  Seller acknowledges that any applicable provisions of any tax clearance or bulk sales laws pertaining to the transactions contemplated by this Agreement are  being complied with and that Seller agrees to indemnify and hold harmless Purchaser from and against any and all liabilities arising out of or relating to any such tax clearance or bulk sales law.  Any such liability shall be an Excluded Liability.

ARTICLE III
PURCHASE PRICE FOR
THE PURCHASED ASSETS

Section 3.1  Purchase Price.  As consideration for the purchase of the Purchased Assets, Purchaser shall pay to Seller an aggregate amount payable at Closing as follows:

(i)	$16,000,000 payable by cashier’s check, certified funds or wire transfer;

(ii)
$5,000,000 as evidenced by a Convertible Debenture of Rick’s bearing simple interest of four percent (4%) per annum (the “Convertible Debenture”).  The Convertible Debenture shall be payable commencing seven (7) months after the Closing Date (as defined herein) as follows:  Twenty-five (25) equal monthly principal payments of $200,000 in cash or by the conversion of 10,000 shares of common stock of Rick’s, par value $0.01, at the option of the holder of the Convertible Debenture, plus interest payable in cash.

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The (i) $16,000,000 cash payment and (ii) the Convertible Debenture are collectively referred to as the “Purchase Price”.

Section 3.2  Payment into Escrow.  As of the date of execution of this Agreement, the Purchaser shall have deposited $250,000 into an escrow account (the “Escrow Amount”) with Robert D. Axelrod, P.C. (the “Escrow Agent”) pursuant to a written Escrow Agreement with the Seller and the Escrow Agent (the “Escrow Agreement”).  The $250,000 shall be held in escrow until the Closing as hereinafter defined.

In the event that the Closing occurs, the Escrow Amount will be paid by the Escrow Agent to the Seller and shall be credited against the cash portion of the Purchase Price as set forth in Section 3.1(i) above.  The Escrow Agreement shall further provide that if the Purchaser, through no fault of Seller, does not complete the acquisition as provided for in this Agreement, that the Seller shall be entitled, as its sole, legal and equitable remedy, to receive and retain all of the Escrow Amount as and for its liquidated damages.  The Escrow Agreement shall further provide that in the event that the Closing does not occur through no fault of Purchaser, then the Purchaser shall be entitled, in addition to any other remedies which it may have, to receive and retain all of the Escrow Amount.

Section 3.3  Pro Rata Payment of License Fees.  In the event that the Purchaser does not complete and close the acquisition of the Purchased Assets by May 31, 2008, then the Purchaser and Seller agree that any licensing fees that are required to be renewed and paid for by he Seller after May 31, 2008, and prior to the Closing Date shall be pro rated for the applicable renewal period and the Purchaser will be required to reimburse the Seller at Closing for the pro rata portion of the term of the licensing fee that each of Purchaser and Seller shall have the use and benefit.

ARTICLE IV
CLOSING

Section 4.1  The Closing.  The closing of the transactions contemplated by this Agreement shall take place on or before June 10, 2008 (the “Closing Date”), at the offices of Shimon & Lovaas, a Professional Corporation, 3016 W. Charleston Blvd., Suite 210, Las Vegas, Nevada 89102, or at such other time and place as agreed upon among the parties hereto (the “Closing”).

Section 4.2  Right to License Name.  In the event that the Closing does not occur on or prior to May 6, 2008, then Rick’s will agree, commencing on that date, to license its name for a period of ninety (90) days (or until the Closing Date if sooner) without charge to DI Food to use instead and in place of the name SCORES at the Premises.

Section 4.3  Delivery and Execution.  At the Closing: (a) the Seller shall deliver to Purchaser all instruments of assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets free and clear of all liens, charges or encumbrances against delivery by Purchaser to the Seller of payment in an amount equal to the Purchase Price of the Purchased Assets being purchased by Purchaser in the manner set forth herein; (b) the Seller and Purchaser shall deliver the various certificates, instruments and documents (and shall take the required actions) referred to in Articles VII and VIII below; and (c) the Related Transactions (as defined below) shall be consummated concurrently with the Closing.

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Section 4.4  Related Transactions.  In addition to the purchase and sale of the Purchased Assets, the following actions shall take place contemporaneously at the Closing (collectively, the "Related Transactions"):

(i)           Covenant Not to Compete.  At Closing certain members and managers of DI Food will enter into a five (5) year covenant not to compete as evidenced by a Non-Competition Agreement pursuant to the terms of which each officer and director will agree not to compete, either directly of indirectly, with the adult nightclub presently known as SCORES-Las Vegas by operating an establishment serving liquor and providing live female nude or semi-nude adult entertainment in Clark County, Nevada; provided, however, that the Non-Competition Agreement shall specifically exclude, as set forth on the Exhibit to be attached thereto, any licensed casino property and any existing operating business that serves liquor and provides live female nude or semi-nude adult entertainment in Clark County, Nevada.

(ii)           Option to Purchase Real Property.  The Purchaser and DI Food will enter into an Option Agreement, expiring January 1, 2011 (the “Option Agreement”), pursuant to which either party may exercise the option to purchase the Real Property previously granted under that certain Real Estate Lease and Option Agreement by and between DI Food and SHE CAT, LLC (the “Lease Agreement”), a copy of which will be attached thereto as Exhibit “A”.  The Option Agreement shall provide that either Purchaser or DI Food may exercise the option granted under the Lease Agreement by providing the other party thirty (30) days prior written notice.  In the event that Purchaser exercises the option to acquire the Real Property then Purchaser shall grant to DI Food the option to purchase approximately two (2) acres located on the south portion of the Real Property, as more fully described in Exhibit “B” to be attached thereto, for potential use as a hotel for $11,000,000.  In the event that DI Food exercises the option to purchase the Real Property then DI Food shall grant to Rick’s the option to purchase approximately two and one-half (2.5) acres, plus the building where Scores-Las Vegas is located, as more fully described in Exhibit “C” to be attached thereto, for $12,000,000.  In either event, DI Food, or its assignee, shall provide for adequate parking for Scores-Las Vegas on the approximate two (2) acre portion of the Real Property which it acquires.  To the extent that the Option Agreement is exercised between DI Food and Purchaser for the purchase of the Real Property, then DI Food will be obligated to pay all closing costs in connection therewith.  As consideration for the Purchaser entering into the Option Agreement, DI Food, or its assignee, agrees to pay to Purchaser $100,000 per month (“Option Fee”) for the term of the Option Agreement, provided however, that in the event that any assignee of the Option Agreement, as contemplated by this Agreement, defaults on its obligations, then DI Food shall not be obligated thereafter to pay the Option Fee.

(iii)           Conveyance of Convertible Debenture and Option Agreement.  Simultaneously with the Closing, DI Food will agree to contingently assign and Deco Hotel Development, LLC, a Nevada limited liability company (“Deco”), will agree to acquire, subject to said contingent assignment, from DI Food the Convertible Debenture and the Option Agreement for $9,000,000, payable by the execution of a Promissory Note(s) from Deco to DI Food (the “Deco Promissory Note”), payable as follows:

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(a)    $5,000,000 payable in twenty-five (25) equal monthly principal payments of $200,000, plus interest computed at the rate of four percent (4%) per annum, payable in cash, with the first monthly payment due seven (7) months after the Closing Date, which payment and performance will be guaranteed by Rick’s; and

(b)    $2,000,000 of the indebtedness arising under the Deco Promissory Note and evidenced thereby shall be due and payable forty-five (45) days after the expiration of any appeal period during which no appeal has been filed after DI Food has applied for and obtained a Final Zoning Approval for a change for the Real Property which would allow the continued operation of Scores-Las Vegas as well as allow construction of other improvements for residential and/or hotel purposes at the Real Property (the “Final H1 Zoning Approval”), provided that the payment pursuant to this Section 4.4(iii)(b) shall be reduced by the amount paid for the closing costs attributable to the purchase of the Real Property.  The Final H1 Zoning Approval shall provide and vest the right to build at least 299 hotel rooms from the Clark County Commission and all other necessary and appropriate authorities for obtaining these rights in and for the Real Property; and

(c)    The remaining $2,000,000 of the indebtedness arising under the Deco Promissory Note and evidenced thereby shall be due and payable to DI Food twelve (12) months following the payment of the Final H1 Zoning Approval payment as described in Paragraph 4.4(iii)(b) above.  There shall be no pre-payment penalty with respect to this final payment.

(d)    The Promissory Note shall be secured by

(1)  the collateral assignment of the Convertible Debenture, which collateral assignment will provide that if cash payment is to be made pursuant to the Convertible Debenture, that Rick’s shall make such payments directly to DI Food, and

(2) the pledge of the Option Agreement.

(e)    Neither the $2,000,000 portion of the Deco Promissory Note set forth in Section 4.4(iii)(b) or the $2,000,000 portion of the Deco Promissory Note set forth in Section 4.4(iii)(c) shall be guaranteed by Rick’s.

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ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE SELLER AND THE MEMBERS

The Seller and the Members, jointly and severally, hereby represent and warrant to Purchaser and Rick’s as follows:

Section 5.1  Organization, Good Standing and Qualification.

(i)
The Seller (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Nevada, (ii) has all requisite power and authority to own, operate and lease its properties and to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to Seller.

(ii)
The authorized capital of the Seller consists of _______ units of Membership Interest of which _______ units of Membership Interest are validly issued, fully paid and outstanding. There is no other class of capital authorized or issued by the Seller.  The Members collectively own all of the Membership Interest.  None of the Membership Interest issued are in violation of any preemptive rights.  The Seller has no obligation to repurchase, reacquire, or redeem any of its outstanding Membership Interest.  There are no outstanding securities convertible into or evidencing the right to purchase or subscribe for any Membership Interest of the Seller, there are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character obligating the Seller to issue any Membership Interest or any securities convertible into or evidencing the right to purchase or subscribe for any Membership Interest, and there are no agreements or understandings with respect to the voting, sale, transfer or registration of any Membership Interest of the Seller.

Section 5.2  Ownership of the Purchased Assets.  Seller owns all of the Purchased Assets free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances. Seller has the unrestricted right and power to transfer, convey and deliver full ownership of the Purchased Assets without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority.  Upon the transfer of the Purchased Assets to Purchaser as contemplated herein, Purchaser will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions.

Section 5.3  Authorization.  The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  All action on the part of the Seller necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein have been taken or will be taken prior to the Closing Date by the Seller. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of the Seller enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

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Each Member, individually, represents that he is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by for himself.  All action on the part of such Member necessary for the authorization, execution, delivery and performance of this Agreement by him has been taken and will be taken prior to Closing.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid and binding obligations of such Member enforceable against him in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization and other similar laws of general application affecting creditors’ rights generally or by general equitable principles.

Section 5.4  Acquisition of Convertible Debenture.  The Seller understands that the issuance by Rick’s of the  Convertible Debenture (as referenced in Section 3.1 herein) will not have been registered under the Securities Act of 1933, as amended (the “Act”), or any state securities acts, and accordingly, are restricted securities.

The Seller understands that any sale of any shares of common stock of Rick’s underlying the Convertible Debenture (the “Rick’s Shares”), under current law, will require either (a) the registration of the Rick’s Shares under the Act and applicable state securities acts; (b) compliance with Rule 144 of the Act; or (c) the availability of an exemption from the registration requirements of the Act and applicable state securities acts.

To assist in implementing the above provisions, the Seller hereby consents to the placement of the legend, or a substantially similar legend, set forth below, on the Convertible Debenture and on all certificates representing ownership of the Rick’s Shares acquired thereby until the Rick’s Shares have been sold, transferred, or otherwise disposed of, pursuant to the requirements hereof.  The legend shall read substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACTS.  THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT, ARE RESTRICTED AS TO TRANSFERABILITY, AND MAY NOT BE SOLD, HYPOTHECATED, OR OTHERWISE TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION AND QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.”

Section 5.5  Seller’s Access to Information.  The Seller hereby confirms and represents that it (a) has received a copy of Rick’s Form 10-KSB filed with the Securities and Exchange Commission (the “SEC”) for the year ended September 30, 2007, and a copy of Rick’s Form 10-QSB for the quarter ended December 31, 2007, as filed with the SEC; (b) a copy of Rick’s Form 14C filed with the SEC on June 27, 2007; (c) a copy of the Form 8-K’s filed with the SEC on January 28, 2008, February 11, 2008, February 13, 2008, March 7, 2008, March 18, 2008, April 3, 2008 and April 4, 2008; (d) has been afforded the opportunity to ask questions of and receive answers from representatives of  Rick’s concerning the business and financial condition, properties, operations and prospects of Rick’s; (e) has such knowledge and experience in financial and business matters so as to be capable of evaluating the relative merits and risks of the transactions contemplated hereby; (f) has had an opportunity to engage and is represented by an attorney of his choice; (g) has had an opportunity to negotiate the terms and conditions of this Agreement; (h) has been given adequate time to evaluate the merits and risks of the transactions contemplated hereby; and (i) has been provided with and given an opportunity to review all current information about Rick’s.  Seller has asked such questions to representatives of Rick’s about Rick’s as it desires to ask and all such questions have been answered to the full satisfaction of the Seller.  The forms filed by Rick’s with the SEC as set forth in Section 5.5(a), (b) and (c) are hereafter collectively referred to as “SEC Reports”.

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Section 5.6  Purchase for Investment.  Seller acknowledges that it is an Accredited Investor as that term is defined in Rule 501(a) of Regulation D of the Act, as amended.  Seller and its representatives have received, or have had access to, and have had sufficient opportunity to review, all books, records, financial information and other information which Seller considers necessary or advisable to enable it to make a decision concerning its acquisition of the Convertible Debenture, and that it possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder.

Section 5.7  No Breaches; Consents.  Except as set forth in Schedule 5.7, the execution, delivery, and performance of this Agreement and the transactions contemplated hereby by the Seller does not:  (i) violate any provision of its Articles of Organization or Regulations, (ii) conflict with, violate, or constitute a breach of or a default under, (iii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Purchased Assets, or (iv) require any authorization, consent, approval, exemption, or other action by or filing with any third party or Governmental Authority under any provision of:  (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which the Seller is a party or by which the Purchased Assets may be bound or affected.  For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties.  For purposes of this Agreement, "Legal Requirement" means any law, statute, injunction, decree, order or judgment (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 5.8  Pending Claims.  Except as set forth in Schedule 5.8, there is no claim, suit, arbitration, investigation, action or other proceeding, whether judicial, administrative or otherwise, now pending or, to the best of the Seller’s or Members’ knowledge, threatened before any court, arbitration, administrative or regulatory body or any governmental agency which may result in any judgment, order, award, decree, liability or other determination which will or could reasonably be expected to have any effect upon the Seller, or the business of SCORES or the operation of SCORES after the Closing Date, nor is there any basis known to the Seller or Members for any such action.  No litigation is pending, or, to the Seller’s or Members’ knowledge, threatened against the Seller, or the business of SCORES, or the Purchased Assets which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated hereby. Neither the Seller nor the Members is subject to any judicial injunction or mandate or any quasi-judicial or administrative order or restriction directed to or against them which would affect the Seller or the business of SCORES.

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Section 5.9  Taxes.  The Seller has timely and accurately prepared and filed all federal, state, foreign and local tax returns and reports required to be filed prior to such dates and have timely paid all taxes shown on such returns as owed for the periods of such returns, including all sales taxes and withholding or other payroll related taxes shown on such returns.  The Seller is not delinquent in the payment of any tax or governmental charge of any nature.  Neither the Seller nor the Members has knowledge of any liability for any tax to be imposed by any taxing authorities as of the date of this Agreement and as of the Closing that is not adequately provided for.  No assessments or notices of deficiency or other communications have been received by the Seller with respect to any tax return which has not been paid, discharged or fully reserved against and no amendments or applications for refund have been filed or are planned with respect to any such return.  None of the federal, state, foreign and local tax returns of the Seller have been audited by any taxing authority.  Neither the Seller nor the Members has knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Seller for any period, nor of any basis for any such assessment, adjustment or contingency.  There are no agreements between the Seller and any taxing authority, including, without limitation, the Internal Revenue Service, waiving or extending any statute of limitations with respect to any tax return.

Section 5.10  Financial Statements.  Seller has delivered to Purchaser its unaudited income statement for the eleven months ending November 30, 2007 (the “Financial Statements”). Such Financial Statements are in accordance with the books and records of the Seller and fairly represent the financial position of the Seller and the results of operations as of the date indicated, in each case in conformity with generally accepted accounting principles applied on a consistent basis.

Section 5.1 1  No Material Adverse Change.  Since the date of the Financial Statements, Seller has conducted its business in the ordinary course, consistent with past practice, and there has been no (i) change that has had or would reasonably be expected to have a material adverse effect upon the Purchased Assets or business or the financial condition or other operations of Seller or SCORES, (ii) acquisition or disposition of any material asset by Seller or any contract or arrangement therefore, otherwise then for fair value in the ordinary course of business, (iii) material change in Seller’s accounting principles, practices or methods or (iv) incurrence of any material indebtedness.

Section 5.12   Labor Matters.  The Seller is not a party or otherwise subject to any collective bargaining agreement with any labor union or association.  There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union or association, and there are not pending or threatened against the Seller any labor disputes, strikes or work stoppages.  To the best of Seller’s and Members’ knowledge, the Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and, to its knowledge, is not engaged in any unfair labor practices.

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Section 5.13   Compliance with Laws.  The Seller is, and at all times prior to the date hereof, has been in compliance with all statutes, orders, rules, ordinances and regulations applicable to it or to the ownership of its assets or the operation of its businesses, except for failures to be in compliance that would not have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of the Seller.  The Seller has no basis to expect, nor has it received any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation by the Seller.  Schedule 5.13 sets forth all licenses and permits held by the Seller used in the operation of SCORES, all of which are in good standing and in effect as of the Closing Date.  These licenses and permits represent all of the licenses and permits required by the Seller for the operation of SCORES.

Section 5.14   Title to Properties; Encumbrances.   Except as set forth in Schedule 5.14, the Seller has good and marketable title to all of the Purchased Assets, which represent all of the assets, personal, tangible, and intangible, that are material to the condition (financial or otherwise), business, operations or prospects of SCORES, free and clear of all mortgages, claims, liens, security interests, charges, leases, encumbrances and other restrictions of any kind and nature.

Section 5.15   Contracts and Leases.  Except as previously provided to Purchaser, the Seller does not (i) have any leases of personal property relating to the Purchased Assets, whether as lessor or lessee; (ii) have any contractual or other obligations relating to the Purchased Assets, whether written or oral; and (iii) have given any power of attorney to any person or organization for any purpose relating to the Purchased Assets or the business of SCORES.  The Seller has previously provided to Purchaser or will provide to Purchaser prior to the Closing Date each and every contract, lease or other document relating to the Purchased Assets to which it is subject or is a party or a beneficiary.  To Seller’s and Members’ knowledge, such contracts, leases or other documents are valid and in full force and effect according to their terms and constitute legal, valid and binding obligations of the Seller and the other respective parties thereto and are enforceable in accordance with their terms.  Neither Seller nor the Members has any knowledge of any default or breach under such contracts, leases or other documents or of any pending or threatened claims under any such contracts, leases or other documents.  Except for the consent to assign the Lease Agreement, neither the execution of this Agreement, nor the consummation of all or any of the transactions contemplated under this Agreement, will constitute a breach or default under any such contracts, leases or other documents which would have a material adverse effect on the Purchased Assets or the financial condition or operation of SCORES after the Closing.

Section 5.16   No Pending Transactions.  Except for the transactions contemplated by this Agreement and the Related Transactions contemplated in Section 4.4 herein, the Seller is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in: (i) the sale of any of the Purchased Assets; (ii) the sale, merger, consolidation or recapitalization of the Seller; (iii) the acquisition by the Seller of any operating business or the capital stock of any other person or entity; (iv) the borrowing of money; (v) any agreement with any of the respective officers, managers or affiliates of the Seller; (vi) the expenditure of more than $10,000, in the aggregate, or the performance by the Seller extending for a period more than one year from the date hereof, other than in the ordinary course of business; or (vii) the sale of any outstanding securities of the Seller.

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Section 5.17   Insurance Policies.  Copies of all insurance policies maintained by the Seller relating to the operation of SCORES has been delivered or made available to Purchaser.  The policies of insurance held by the Seller are in such amounts, and insure against such losses and risks, as the Seller reasonably deems appropriate for its property and business operations.  All such insurance policies are in full force and effect, and all premiums due thereon have been paid.  Valid policies for such insurance will be outstanding and duly in force at all times prior to the Closing.

Section 5.18   No Default.  Seller is not in default under any term or condition of any instrument evidencing, creating or securing any indebtedness of  the Seller, and there has been no default in any material obligation to be performed by Seller under any other contract, lease, agreement, commitment or undertaking to which the Seller is a party or by which it or its assets or properties are bound, nor has Seller waived any material right under any such contract, lease, agreement, commitment or undertaking.

Section 5.19   Books and Records.  The books of account, minute books, stock record books and other records of the Seller, all of which have been made available to Purchaser, are accurate and complete and have been maintained in accordance with sound business practices.

Section 5.20   Environmental.  The Seller has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit relating to any environmental issue arising out of the ownership or occupation of the Premises, and there is no basis known to the Seller or the Members for any such action.

Section 5.21   Brokerage Commission.  The Seller represents and warrants that it shall be responsible for any broker or finder’s fee due or payable in connection with this Agreement or the transactions contemplated hereby, including any fees due Lasman Property  Group, Inc.  In the event of a claim for broker’s or finder’s fees or commissions in connection with the transactions contemplated hereby by any third party, then Seller shall indemnify, defend and hold harmless Purchaser and Rick’s from same.

Section 5.22   Disclosure.  No representation or warranty of the Seller or the Members contained in this Agreement (including the exhibits and schedules hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE VI
REPRESENTATIONS AND WARRANTIES
OF PURCHASER AND RICK’S

Purchaser and Rick’s hereby represent and warrant to the Seller as follows:

Section 6.1  Organization, Good Standing and Qualification.

(i)
Purchaser (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Nevada, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to Purchaser.

(ii)
Rick’s (i) is an entity duly organized, validly existing and in good standing under the laws of the state of Texas, (ii) has all requisite power and authority to carry on its business, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect to Rick’s.

Section 6.2  Authorization.  Purchaser is a corporation duly organized in the state of Nevada and has full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby.  Rick’s is a corporation duly organized in the state of Texas and has full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby.  All action on the part of Purchaser and Rick’s necessary for the authorization, execution, delivery and performance of this Agreement by it has been taken or will be taken prior to the Closing Date.  This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of Purchaser and Rick’s enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

Section 6.3  Consents.  No permit, consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or any other person or entity is required on the part of Purchaser or Rick’s in connection with the execution and delivery by Purchaser or Rick’s of this Agreement or the consummation and performance of the transactions contemplated hereby other than as may be required under the federal securities laws.

Section 6.4  Compliance with Filing Obligations.  Rick’s has filed with the SEC all reports, schedules and statements required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will, as of the Closing Date, have filed all reports required of it under the Exchange Act.

Section 6.5  No Conflicts.  The execution and delivery of this Agreement by the Purchaser and Rick’s does not, and the performance and consummation of the transactions contemplated hereby by the Purchaser and Rick’s will not (i) conflict with the articles of incorporation or bylaws of the Purchaser or Rick’s; (ii) conflict with or result in a breach or violation of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which the Purchaser or Rick’s is a party or by which the Purchaser’s or Rick’s assets or properties are bound; or (iii) result in the creation of any encumbrance on any of the assets or properties of the Purchaser or Rick’s

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Section 6.6  Brokerage Commission.  No broker or finder has acted for the Purchaser or Rick’s in connection with this Agreement or the transactions contemplated hereby, and no person is entitled to any brokerage or finder’s fee or compensation in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or Rick’s.

Section 6.7  Disclosure.  No representation or warranty of the Purchaser or Rick’s  contained in this Agreement (including the exhibits and schedules hereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII
CONDITIONS TO CLOSING OF
SELLER AND THE MEMBERS

Each obligation of Seller and the Members to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VII, except to the extent that such satisfaction is waived by Seller and the Members in writing.

Section 7.1  Representations and Warranties Correct.  The representations and warranties made by Purchaser and Rick’s contained in this Agreement shall be true and correct as of the Closing Date.

Section 7.2  Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by Purchaser or Rick’s on or prior to the Closing Date shall have been performed or complied with in all respects.

Section 7.3  Delivery of Certificate.  Purchaser and Rick’s shall provide to Seller certificates, dated the Closing Date and signed by the President of Purchaser and Rick’s to the effect set forth in Section 7.1 and 7.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 7.4  Payment of Purchase Price.  Purchaser shall have tendered the Purchase Price for the Purchased Assets as referenced in Section 3.1 to the Seller concurrently with the Closing.

Section 7.5  Related Transactions.  The Related Transactions set forth in Section 4.4 shall be consummated concurrently with the Closing.

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Section 7.6  Assignment of Lease Agreement.  The landlord under the Lease Agreement shall have agreed to an assignment of the Lease Agreement to the Purchaser.  Purchaser and Rick’s shall cooperate in any reasonable manner requested by DI Food to assist DI Food in procuring said assignment from Landlord.

Section 7.7  Corporate Resolutions.  Purchaser and Rick’s shall provide corporate resolutions of their Board of Directors which approve the transactions contemplated herein and authorize the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

Section 7.8  Absence of Proceedings.   No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby against Purchaser or Rick’s.

ARTICLE VIII
CONDITIONS TO CLOSING OF
PURCHASER AND RICK’S

Each obligation of Purchaser and Rick’s to be performed on the Closing Date shall be subject to the satisfaction of each of the conditions stated in this Article VIII, except to the extent that such satisfaction is waived by Purchaser and Rick’s in writing.

Section 8.1  Representations and Warranties Correct.  The representations and warranties made by the Seller and the Members shall be true and correct as of the Closing Date.

Section 8.2  Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by the Seller and the Members on or prior to the Closing Date shall have been performed or complied with in all respects.

Section 8.3  Delivery of Certificate.  Seller and the Members shall provide to Purchaser and Rick’s certificates, dated the Closing Date and signed by the President/Manager of the Seller and the Members, respectively, to the effect set forth in Section 8.1 and 8.2 for the purpose of verifying the accuracy of such representations and warranties and the performance and satisfaction of such covenants and conditions.

Section 8.4  Delivery of Purchased Assets.  The Seller shall have delivered to Purchaser  all  instruments of  assignment and bills of sale necessary to transfer to Purchaser good and marketable title to the Purchased Assets.

Section 8.5  Corporate Resolutions.  The Seller shall provide to Purchaser resolutions of the Seller which approves all of the transactions contemplated herein and authorizes the execution, delivery and performance of this Agreement and the documents referred to herein to which it is or is to be a party dated as of the Closing Date.

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Section 8.6  Ownership of Purchased Assets.  The Seller shall own not less than 100% of the Purchased Assets, which represent all of the assets, personal, tangible and intangible that are required and material to the condition (financial or otherwise), business, operations or prospects of SCORES.

Section 8.7  Consents; Transfer of Licenses.  Purchaser shall possess all necessary permits, zoning classifications and other authorizations, whether city, county, state or federal, which may be needed or necessary to conduct  adult topless entertainment with the sale of alcoholic beverages on the Premises, without any interruption, and all such permits, zoning classifications and authorizations shall be in good order, without any administrative actions pending or concluded that may challenge or present an obstacle to the continued performance of adult topless entertainment or sale of alcoholic beverages at SCORES.  All necessary transfers of licenses and leases required for the continued operation of SCORES shall have been obtained.  The sexually oriented business license of SCORES shall be in full force and effect.

Section 8.8  Related Transactions.  The Related Transactions set forth in Section 4.4 shall be consummated concurrently with the Closing.
.
Section 8.9  Ability to Audit.  The financial records of the Seller shall be maintained and exist in such a manner as to allow for a certified audit as determined by Purchaser and Rick’s.

Section 8.10    Acceptable Financing.  Purchaser and Rick’s shall have obtained financing acceptable to them for the acquisition of the Purchased Assets.

Section 8.11    Gross Revenue and EBITDA Required.  SCORES shall have gross revenues of at least $18,500,000 with EBITDA of not less than $4,000,000 for the preceding twelve (12) months from the date of Closing.

Section 8.12    No Assumption of Liabilities.  Neither the Purchaser nor Rick’s shall assume any liabilities as of the date of Closing.

Section 8.13   Assignment of Lease Agreement.  The landlord under the Lease Agreement shall have agreed to an assignment of the Lease Agreement to the Purchaser.  Purchaser and Rick’s shall cooperate in any reasonable manner requested by DI Food to assist DI Food in procuring said assignment from Landlord.

Section 8.14    Satisfactory Diligence.  Purchaser and Rick’s shall have concluded their due diligence investigation of the Seller and the business of SCORES and their respective assets and properties and all other matters related to the foregoing, and shall be satisfied, in its sole discretion, with the results thereof.

Section 8.15    Absence of Proceedings.  No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced and no investigation by any governmental or regulatory authority shall have been commenced seeking to restrain, prevent or challenge the transactions contemplated hereby or seeking judgments against the Seller or any of its assets.

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Section 8.16    Board Approval.  The Board of Directors of Purchaser and Rick’s shall have approved all of the transactions contemplated hereby and shall have authorized the execution, delivery and performance of all agreements and documents referred to herein to which it is or is to be a party.

ARTICLE IX
COVENANTS OF THE SELLER AND THE MEMBERS

Section 9.1      Stand Still.  To induce Purchaser and Rick’s to proceed with this Agreement, the Seller and the Members agree that until the Closing Date or the termination of this Agreement, no representative of the Seller or the Members will offer to sell or solicit any offer to purchase or engage in any discussions or activities of any nature whatsoever, directly or indirectly, involving in any manner the actual or potential sale, transfer, encumbrance, pledge, collateralization or hypothecation of any of the Purchased Assets.  The Seller and the Members hereby agree to advise the Purchaser and Rick’s of any contact from any third party regarding the acquisition of the Purchased Assets or other investment in the Seller, or of any contact which would relate to the transactions contemplated by this Agreement.

Section 9.2      Access; Due Diligence.  Between the date of this Agreement and the Closing Date or the termination of this Agreement, Seller and the Members shall (a) provide Purchaser and Rick’s and their authorized representatives full access to all assets, plants, offices, warehouse and other facilities and properties of  Seller and SCORES, and to the books and records of Seller and SCORES; (b) permit the Purchaser and Rick’s to make inspections thereof; and (c) cause the officers, managers, members and advisors of Seller to furnish the Purchaser and Rick’s with such financial and operating data and other information with respect to the business and properties of Seller and to discuss with the Purchaser and Rick’s and their authorized representatives the affairs of Seller as the Purchaser and Rick’s may from time to time reasonably request.

Section 9.3      Preservation of Business.  Subsequent to the execution of this Agreement, and prior to the Closing Date of this Agreement, the Seller will carry on its business and operate the Seller and SCORES in substantially the same manner as it has heretofore consistent with past practices, and:

(a)
The Seller will not authorize, declare, pay or effect any dividends or liquidate or distribute any common stock of the Seller or other equity interest or undertake any direct or indirect redemption, purchase or other acquisition of any equity interest of the Seller;

(b)
The Seller will not make any changes in its condition (financial or otherwise), liabilities, assets, or its business, or the business of SCORES, or in any of its business relationships, including relationships with suppliers or customers, that, when considered individually or in the aggregate, might reasonably be expected to have a material adverse effect on the Seller;

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(c)
The Seller shall perform in all material respects all of its obligations under material contracts, leases and other documents relating to or affecting any of its assets, property or its business or the business of SCORES;

(d)	The Seller will not sell, lease, transfer or assign any of its assets, tangible or intangible, other than inventory for a fair consideration, and in the ordinary course of business;

(e)
The Seller will not accelerate, terminate, modify or cancel any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 to which the Seller is a party, absent the consent of the Purchaser;

(f)	The Seller will not make any loans to any person or entity, or guarantee any loan, absent the consent of the Purchaser;

(g)	The Seller will not waive or release any right or claim held by the Seller, absent the consent of the Purchaser;

(h)
The Seller will operate its business and the business of SCORES in the ordinary course and consistent with past practices so as to preserve its business organization intact, to retain the services of its employees and to preserve its goodwill and relationships with suppliers, creditors, customers, and others having business relationships with it;

(i)
The Seller will not issue any note, bond or other debt security or create, incur or assume, or guarantee any indebtedness for borrowed money or capitalized lease obligations, absent the consent of the Purchaser;

(j)	The Seller will not delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business;

(k)	The Seller will not enter into any employment agreements or enter into any other transaction with, any of its members, managers and employees;

(l)	The Seller will not make any change in any method, practice, or principle of accounting involving the Seller’s business or the assets of the Seller;

(m)
The Seller will not issue, sell or otherwise dispose of any of its capital stock or create, sell or dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its equity interests;

(n)	The Seller will not reclassify, split up or otherwise change any of its common stock or capital structure;

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(o)	The Seller will not be a party to any merger, consolidation or other business combination; and

(p)	The Seller will not agree to take any action described in this Section 9.3.

ARTICLE X
INDEMNIFICATION

Section 10.1  Indemnification from Seller and the Members.  Seller and the Members, jointly and severally, hereby agree to and shall indemnify, defend (with legal counsel reasonably acceptable to Purchaser and Rick’s), and hold Purchaser and Rick’s, its officers, directors, shareholders, employees, affiliates, agents, legal counsel, successors and assigns (collectively, the "Purchaser Group") harmless at all times after the date of this Agreement, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury  (including reasonable attorneys= fees and costs of any suit related thereto) suffered or incurred by any of the Purchaser Group arising from: (a) any misrepresentation by, or breach of any covenant or warranty of the Seller or the Members contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by Seller or the Members hereunder; (b) any nonfulfillment of any agreement on the part of Seller or the Members under this Agreement; (c) any liability or obligation due to any third party by the Seller or the business of SCORES arising or incurred at or prior to the Closing Date; or (d) any suit, action, proceeding, claim or investigation against any of the Purchaser Group which arises from or which is based upon or pertaining to the conduct or the operation or liabilities of Seller or the business of SCORES at or prior to the Closing Date.

Section 10.2  Indemnification from Purchaser and Rick’s.  Purchaser and Rick’s agree to and shall indemnify, defend (with legal counsel reasonably acceptable to the Seller) and hold each Member and Seller and its members, managers, employees, affiliates, agents, legal counsel, successors and assigns (collectively, the "Seller Group") harmless at all times after the date of the Agreement from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs, expenses, penalties or injury (including reasonably attorney’s fees and costs of any suit related thereto)  suffered or incurred by any of the Seller Group, arising from (a) any misrepresentation by, or breach of any covenant or warranty of Purchaser or Rick’s contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Purchaser or Rick’s hereunder; (b) any nonfulfillment of any agreement on the part of Purchaser or Rick’s under this Agreement; or (c) any suit, action, proceeding, claim or investigation against any of the Seller Group which arises from or which is based upon or pertaining to Purchaser’s conduct or the operation of the business of SCORES subsequent to the Closing Date.

Section 10.3  Defense of Claims.  If any lawsuit enforcement action or any attempt to collect on an alleged liability is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party within ten (10) business days after receipt of  notice or other date by which action must be taken; provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates damage caused by such failure.  After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom, but the fees and expenses of such counsel shall be at the expense of such indemnified party, except to the extent that (i) the employment thereof has been specifically authorized by the indemnifying party in writing, (ii) the indemnifying party has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the indemnifying party and the position of such indemnified party, in which case the indemnifying party shall be responsible for the reasonable fees and expenses of no more than one such separate counsel.  The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

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Section 10.4  Default of Indemnification Obligation.  If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right, but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individuals or entities absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys= fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

Section 10.5  Right to Offset.  In the event that the Purchaser or Rick’s is entitled to indemnification in accordance with Section 10.1 and 10.3 hereof, including the payment by the Purchaser of any debts or liabilities resulting from the purchase of the Purchased Assets which were incurred prior to the Closing Date, then Purchaser or Rick’s shall have the right to offset any such amount from any obligations that are then due and payable to the Seller.

Section 10.6  Survival of Representations and Warranties.  The respective representations, warranties and indemnities given by the parties to each other pursuant to this Agreement shall survive the Closing for a period ending twenty-four (24) months from the Closing Date (“Survival Date”).  Notwithstanding anything to the contrary contained herein, no claim for indemnification may be made against the party required to indemnify (the “Indemnitor”) under this Agreement unless the party entitled to indemnification (the “Indemnitee”) shall have given the Indemnitor written notice of such claim as provided herein on or before the Survival Date.  Any claim for which notice has been given prior to the expiration of the Survival Date shall not be barred hereunder.

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ARTICLE XI
MISCELLANEOUS

Section 11.1  Termination of Agreement.  This Agreement shall terminate and be of no force and effect and all other agreements executed herewith shall be of no force and effect if:  (i) the transactions contemplated by this Agreement, including the sale of the Purchased Assets are not consummated on or before June 10, 2008, unless all of the parties hereto agree in writing to extend the Agreement or (ii) all of the parties agree in writing to terminate this Agreement sooner.

Section 11.2  Amendment; Waiver.  Neither this Agreement nor any provision hereof may be amended, modified or supplemented unless in writing, executed by all the parties hereto.  Except as otherwise expressly provided herein, no waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

Section 11.3  Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in person or sent by registered or certified mail (return receipt requested) or nationally recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address has such party may notify to the other parties in writing:

(a)	If to DI Food:	Attn: Frank Lovaas
3355 Procyon Street
Las Vegas, Nevada 89102

(b)	If to the Members:	3355 Procyon Street
Las Vegas, Nevada 89102

	with a copy to:	Aaron Lovaas
Shimon & Lovaas
3016 W. Charleston Blvd., Suite 210
Las Vegas, Nevada 89102

(c)	if to Purchaser or Rick’s:	Rick’s Cabaret International, Inc.
Attn: Eric Langan, President/CEO
10959 Cutten Road
Houston, Texas 77066

	with a copy to:	Robert D. Axelrod
Axelrod, Smith & Kirshbaum
5300 Memorial Drive, Suite 700
Houston, Texas 77007

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A notice or communication will be effective (i) if delivered in person or by overnight courier, on the business day it is delivered and (ii) if sent by registered or certified mail, three (3) business days after dispatch.

Section 11.4  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 11.5  Assignment; Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto.  No party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other parties hereto, which consent will not be unreasonably withheld.

Section 11.6  Public Announcements.   The parties hereto agree that prior to making any public announcement or statement with respect to the transactions contemplated by this Agreement, the party desiring to make such public announcement or statement shall consult with the other parties hereto and exercise their best efforts to agree upon the text of a public announcement or statement to be made by the party desiring to make such public announcement; provided, however, that if any party hereto is required by law to make such public announcement or statement, then such announcement or statement may be made without the approval of the other parties.

Section 11.7  Entire Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

Section 11.8  Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to principles of conflict of laws.  In any action between or among any of the parties, whether arising out of this Agreement or otherwise, each of the parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in Clark County, Nevada.

Section 11.9  Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

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Section 11.10    Costs and Expenses.   Each party shall pay their own respective fees, costs and disbursements incurred in connection with this Agreement.

Section 11.11    Section Headings.  The section and subsection headings in this Agreement are used solely for convenience of reference, do not constitute a part of this Agreement, and shall not affect its interpretation.

Section 11.12    Attorney Review - Construction.  In connection with the negotiation and drafting of this Agreement, the parties represent and warrant to each other that they have had the opportunity to be advised by attorneys of their own choice and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto.

Section 11.13    No Third-Party Beneficiaries.  Nothing in this Agreement will confer any third party beneficiary or other rights upon any person or any entity that is not a party to this Agreement.

Section 11.14    Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

Section 11.15    Further Assurances.  Each party covenants that at any time, and from time to time, after the Closing Date, it will execute such additional instruments and take such actions as may be reasonably be requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

Section 11.16    Exhibits Not Attached.  Any exhibits not attached hereto on the date of execution of this Agreement shall be deemed to be and shall become a part of this Agreement as if executed on the date hereof upon each of the parties initialing and dating each such exhibit, upon their respective acceptance of its terms, conditions and/or form.

Section 11.17    Gender.  All personal pronouns used in this Agreement shall include the other genders, whether used in the masculine, feminine or neuter gender and the singular shall include the plural and vice versa, wherever appropriate.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

Asset Purchase Agrement - Page 23

IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement to become effective as of the date first set forth above.

RICK’S CABARET INTERNATIONAL, INC.

/s/ Eric Langan
By: Eric Langan, President

Date:	April 17, 2008

RCI ENTERTAINMENT (LAS VEGAS), INC.

/s/ Eric Langan
By: Eric Langan, President

Date:	April 17, 2008

DI FOOD AND BEVERAGE OF LAS VEGAS, LLC

/s/ Frank Lovaas
By:	Frank Lovaas

Date:	April 17, 2008

/s/ Harold Danzig
Harold Danzig, Individually,
Member of DI Food and Beverage of Las Vegas, LLC

Date:	April 17, 2008

/s/ Frank Lovaas
Frank Lovaas, Individually,
Member of DI Food and Beverage of Las Vegas, LLC

Date:	April 17, 2008

/s/ Dennis DeGori
Dennis DeGori, Individually,
Member of DI Food and Beverage of Las Vegas, LLC

Date:	April 16, 2008

Asset Purchase Agrement - Page 25